EXHIBIT 10.53
                                                                   -------------
HEARTSOFT LOGO



CORPORATE NOTE


MARCH 17, 2001

FOR VALUE RECEIVED, the Heartsoft, Inc. promises to pay to the order of:

                    Mr. Greg Dhuyvetter
                    LaMode Cleaners
                    7025 East 41st Street
                    Tulsa, Oklahoma  74145

the sum of $50,000 (fifty thousand dollars), with interest from the date written above until paid; at the rate of eight percent (8%) per annum.

This Note, together with all interest due, is payable in six (6) months from the date written above.

Heartsoft shall reserve the right to prepay the principle of this Note, together with all such accrued interest at the time of prepayment in whole or in part prior to its due date without premium or penalty.

Heartsoft, signers, and endorsers of this Note severally waive demand, presentment, notice of dishonor, diligence in collection and notice of protest and agree to all extensions and partial payments before or after maturity, without prejudice to the holder. This written Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

Heartsoft, Inc.


by:        /s/Benjamin P. Shell
           --------------------
           Benjamin P. Shell
           Chief Executive Officer